EXHIBIT 99.1

For Immediate Release:

Steinway Lead Bidder on Music Retailer The Woodwind & The Brasswind

WALTHAM, MA – December 19, 2006 – Steinway Musical Instruments, Inc. (NYSE: LVB) announced today that it has been named the lead bidder in the auction for bankrupt music retailer The Woodwind & The Brasswind.  The company sells musical instruments through its retail store, catalogs and Internet sites.

The Woodwind & The Brasswind, one of the nation’s largest music retailers, filed for Chapter 11 bankruptcy protection in November after losing a lawsuit.  In a court order, a judge appointed Steinway’s bid of approximately $40 million as the stalking-horse bid for the auction scheduled for January 24, 2007.  In order to ensure that creditors recover as much as possible, companies selling their assets while operating under Chapter 11 protection must submit to an auction even when there is a buyer available.

Dana Messina, CEO of Steinway Musical Instruments, commented on the bid, “The Woodwind & The Brasswind was a growing, profitable business before its recent issues.  There is a great deal of work to do between now and the auction, but we believe this is an undervalued asset which can add to the profitability of our Company.”

John Stoner, President of Steinway’s Conn-Selmer band instrument division, noted, “The Woodwind & The Brasswind will continue to be an industry competitor regardless of who owns it.  We feel that we are in a unique position to enhance the business model of our existing dealers through this acquisition.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new instrument product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com